Exhibit 99.1

F O R    I M M E D I A T E    R E L E A S E

Apogee Investor Contact:

John Gitelman

Apogee Technology, Inc.

781-948-0149

jgitelman@apogeeddx.com

APOGEE APPEALS AMERICAN STOCK EXCHANGE DELISTING NOTIFICATION

NORWOOD, Mass. (August 9, 2005) — Apogee Technology, Inc. (AMEX: ATA), a global provider of integrated circuits and an emerging Micro-Electromechanical Systems (“MEMS”) device supplier, announced that it has received written notification, consistent with its previous announcement of July 29th regarding a verbal notification, that the American Stock Exchange (“AMEX”) has determined to proceed with an application to the Securities and Exchange Commission to remove the common stock of Apogee from listing and registration on AMEX.  This action, which has been appealed by Apogee, is being taken because Apogee is no longer in compliance with the AMEX’s continuing listing standards due to the failure to file its Annual Report on Form 10-KSB for the year ended December 31, 2004 and a Quarterly Report on Form 10-QSB for the period ended March 31, 2005.

On August 5th, Apogee appealed the delisting determination by submitting an application for a written submission to the AMEX Listing Qualifications Panel.  AMEX has accepted the appeal application and the Company is working to complete its written submission to AMEX. During the period prior to the determination on the written submission the Company’s stock will continue to trade on the AMEX.  There can be no assurance that Apogee’s request for continued listing will be granted. The Company and its auditors are working diligently toward completing the required financial statements prior to August 19th, and through this effort regain AMEX compliance prior to the written submission hearing date.

About Apogee Technology, Inc

Apogee Technology is a fabless semiconductor company that designs, develops and markets silicon based products that incorporate proprietary technologies.  The Company’s patented all-digital, high efficiency Direct Digital Amplification (DDX®) ICs have been used by over 20 major consumer electronic brands in a wide range of audio products.  The company is developing new System-on-Chip (SOC) products using its analog and digital circuit designs and Micro-Electromechanical Systems (MEMS) technology for the consumer, automotive, communications and medical markets.  The Company operates a worldwide marketing and sales organization and has offices in the US, Hong Kong and Japan.  For more information please visit our web site at: http://www.apogeeddx.com.

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DDX® is a registered trademark of Apogee Technology, Inc.  All other product names noted herein may be trademarks of their respective holders.  Certain statements made herein that use the words “anticipate,” “hope,” “estimate,” “project,” “intend,” “plan,” “expect,” “believe” and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve known and unknown risks and uncertainties, which could cause the actual results, performance or achievements of the company to be materially different from those that may be expressed or implied.  Please refer to the company’s risk factors as set forth in the company’s filings with the Securities and Exchange Commission, including its reports on Forms 10-KSB and 10-QSB.